CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 25, 2022, relating to the financial statements and financial highlights of Channing Intrinsic Value Small-Cap Fund, a series of Valued Advisers Trust, for the period ended January 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio May 26, 2022

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board